[ARMOR HOLDINGS, INC. LOGO OMITTED]

                                                           FOR IMMEDIATE RELEASE
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COMPANY CONTACT:           MEDIA CONTACT:            INVESTOR RELATIONS CONTACT:
----------------           --------------            ---------------------------
Robert R. Schiller         Michael Fox               James R. Palczynski
President & Chief          President, Corporate      Principal
  Operating Officer          Communications          Integrated Corporate
Armor Holdings, Inc.       Integrated Corporate        Relations, Inc.
904.741.5400                 Relations, Inc.         203.682.8229
www.armorholdings.com      203.682.8218              jp@icrinc.com
                           mfox@icrinc.com

               ARMOR HOLDINGS ANNOUNCES $115 MILLION VEHICLE ARMOR
                    COMPONENT INTEGRATION CONTRACT FOR 2005

JACKSONVILLE, FLA., (OCTOBER 5, 2004) -- ARMOR HOLDINGS, INC. (NYSE: AH) a
leading manufacturer and distributor of security products and vehicle armor systems, announced today that it has received a contract award from Oshkosh
Truck Company for approximately $115 million to support the U.S. Marine Corps
Medium Tactical Truck Vehicle Replacement program (MTVR).

Oshkosh Truck Company has contracted with Armor Holdings' Aerospace and Defense
Group to provide armor component systems integration, program management, and systems engineering support. Armor Holdings in turn will subcontract to its
Israeli based partner, Plasan Sasa, for production of 796 MTVR armor kits to be delivered to the USMC, primarily in 2005. The Company estimates that 2004 revenue resulting from the MTVR program will be minimal and thus does not anticipate adjusting 2004 guidance as a result of this award.

The Company noted that this contract is representative of a developing trend within its business toward armoring an ever broadening range of vehicle platforms. Armor Holdings now produces armoring solutions for a total of seven different vehicle platforms, including light, medium, and heavy tactical trucks.

Robert Schiller, President and Chief Operating Officer of Armor Holdings, Inc.,
said, "We are pleased to work closely with Oshkosh Truck and to support another important force protection program for the Marines. This particular opportunity also builds on our strong relationship with Israeli based Plasan Sasa. We believe that this program highlights the growing acceptance of the new realities of major conflict. We believe that increasingly, every soldier, regardless of their occupational specialty or zone of deployment, can come under fire, and has a real and pressing need for defensive equipment. We are pleased to provide expertise in ballistics and blast protection as well as broad experience on a number of platforms, making us a supplier of choice for the Department of
Defense and the industry's vehicle producers."

ABOUT ARMOR HOLDINGS, INC.

Armor Holdings, Inc. (NYSE:AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets. Additional information can be found at www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as
"anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and
Exchange Commission, including the Company's Registration Statement on Form S-3, its 2003 Form 10-K/A and most recently filed Form 10-Qs and 8-Ks.

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          1400 MARSH LANDING PARKWAY, SUITE 112 JACKSONVILLE, FL 32250
                      TEL: 904.741.5400 FAX: 904.741.5403